Exhibit 99.1

LANTRONIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

IRVINE, Calif., September 6, 2006 -- Lantronix, Inc. (NasdaqCM:LTRX), a leader in device networking, today announced financial results for the fourth quarter and fiscal year ended June 30, 2006.

Fiscal Year 2006 Financial Highlights

▪	Net revenues of $51.9 million, a 7% increase compared to $48.5 million in fiscal 2005 and the highest annual revenue in four years;

▪	Net loss decreased to $(3.0) million compared to $(7.0) million in fiscal 2005; and

▪	Net revenues of $35.4 million in the device networking category, an increase of 18% compared to $30.0 million in fiscal 2005.

Quarter Ended June 30, 2006 Financial Highlights

▪	Net revenues of $13.7 million, a 12% increase compared to $12.2 million in fiscal 2005 and the highest quarterly revenue in four years;

▪	Net income of $1.5 million compared with a net loss of $(0.5) million in the same period last year; and

▪	Record quarterly net revenues of $9.5 million in the device networking category, an increase of 21% compared to $7.9 million in fiscal 2005.

“The fiscal fourth quarter of 2006 marked our second consecutive quarter of profitability and our fifth consecutive quarter with year-over-year revenue growth,” stated Marc Nussbaum, President and Chief Executive Officer. “During this past year, market adoption of our technology accelerated as hundreds of customers began to execute their early device networking deployments. For the fourth fiscal quarter, revenues in the device networking category were the highest in the Company’s history, reaching 69% of total revenues and growing 21% year-over-year. Our IT management category represented 22% of total revenues in the fiscal fourth quarter, which reflected an increase in net revenues of 1% from the prior year and 3% over the fiscal third quarter 2006.”

Fiscal Year 2006 Financial Results

For the fiscal year ended June 30, 2006, net revenues were $51.9 million, an increase of 7% compared to $48.5 million in the fiscal year ended June 30, 2005. Net loss decreased to $(3.0) million, or $(0.05) per basic and diluted share, from $ (7.0) million, or $(0.12) per basic and diluted share in fiscal 2005.

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Net revenues for the fiscal year ended June 30, 2006 were $35.4 million in the device networking category, an increase of 18% compared to $30.0 million in the prior fiscal year. Net revenues in the IT management category were $11.5 million, a decline of 7% compared to $12.3 million in fiscal 2005, and net revenues in the non-core category were $5.0 million compared to $6.2 million in fiscal 2005, a decline of 19% as the Company continues to de-emphasize its legacy products.

Gross margin in fiscal year 2006 increased to 51.3% compared to 49.8% for fiscal year 2005.

Cash, cash equivalents and marketable securities increased $1.0 million during fiscal 2006 compared to a year-over-year decrease in cash, cash equivalents and marketable securities of $5.4 million in fiscal year 2005. The Company increased its cash balances during the period, in part due to the management of its accounts payable and receivable balances and the sale of 65% of the Company’s interest in Xanboo, Inc. On June 30, 2006, Lantronix had cash, cash equivalents and marketable securities of $7.8 million.

During the fiscal year, the Company settled or reached agreements in principle to settle all outstanding litigation.

Quarter Ended June 30, 2006 Financial Results

For the fourth fiscal quarter, Lantronix recorded net revenues of $13.7 million, a 12% increase compared to $12.2 million in the same period last year. Net income for the fourth fiscal quarter was $1.5 million, or $0.02 per basic and diluted share compared to a net loss of $(0.5) million, or $(0.01) per basic and diluted share, for the same period last year. Cash, cash equivalents and marketable securities increased $368,000 during the quarter due in part to the management of its accounts payable and receivable balances and the sale of 65% of the Company’s interest in Xanboo, Inc. The Company’s fiscal fourth quarter profitability included other income of $1.3 million from the sale of its interest in Xanboo, Inc., and the Company expects to sell its remaining interest before the end of the current quarter.

Net revenues in the device networking category for the quarter ended June 30, 2006 were $9.5 million, an increase of 21% compared to $7.9 million for the same period last year. For the quarter ended June 30, 2006, IT management net revenues were $3.0 million, compared to $3.0 million in the fourth fiscal quarter of 2005, and non-core category net revenues decreased 16% as compared to the fourth fiscal quarter of 2005 as the Company continued to de-emphasize its legacy products.

Fiscal 2007 Outlook

Marc Nussbaum continued, “We have experienced accelerated demand for our device networking Machine-to-Machine (M2M) products in each of the last two years, with unit growth of approximately 38% in fiscal 2005 and approximately 50% in fiscal 2006. Harbor Research, an industry marketing analyst, estimates that in calendar year 2006 only 3.3% of devices that could benefit from M2M technology will be network enabled, and the firm forecasts ongoing acceleration in adoption for calendar year 2007 and beyond.”

“The Company’s financial performance improved last year, however, we believe stronger top and bottom line growth lay ahead. To drive this growth, we launched a set of key initiatives in sales, marketing and R&D as we entered the new fiscal year. Our goal is to drive industry demand, accelerating revenues. During this fiscal year we will help customers expand their use of our technology, broaden our offerings within specific high-adoption vertical markets, and address new customer segments.”

“For fiscal year 2007, our outlook is for net revenues in the range of $58 to $60 million which includes year-over-year growth in the combined category of device networking and IT management of approximately 20%. Our remaining non-core category is expected to decrease by approximately 20% as we continue to focus on higher growth product categories. We expect continued quarterly positive cash results and overall profitability for fiscal year 2007. During the year we intend to increase R&D investment by approximately 25% compared to fiscal year 2006, while maintaining overall operating expenses at or below last year’s level through reductions in general and administrative expense.”

Change in Product Line Reporting Categories Beginning Fiscal First Quarter 2007

Beginning with the current quarter ending September 30, 2006, Lantronix will rename its product line reporting to reflect its single focus on device networking and its broadening product portfolio and entry into new adjacent applications. The Company will report two product lines under the umbrella of “Device Networking”: “device network enablement” (formerly “device networking”), and “device infrastructure and management” (formerly “IT management”). The non-core category, representing older legacy products, will include terminal servers formerly categorized under “IT management.”

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast tomorrow, Thursday, September 7, 2006 at 10:00 a.m. Eastern time. President and Chief Executive Officer Marc Nussbaum and Chief Financial Officer Jim Kerrigan will discuss fourth quarter and fiscal 2006 results and the Company's outlook for fiscal 2007.

Interested parties may participate in the conference call by dialing 800-295-4740 (International dial-in 617-614-3925) and entering passcode 31712847. A live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at www.lantronix.com.

A telephonic replay of the conference call will be available through September 21, 2006 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 75435096. The webcast will be archived on the Company's web site for twelve months.

About Lantronix

Lantronix, Inc. (NasdaqCM:LTRX) provides technology solutions that deliver Net Intelligence™, helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning the future adoption of device networking M2M products, potential top and bottom line growth, expanded sales, marketing and R&D activities in fiscal year 2007, the introduction of new products, continuing to emphasize unit growth in our device networking category, the launch of new business lines, as well as expected R&D investments in fiscal 2007. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; changing market conditions; government and industry standards; market acceptance of the Company’s products by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; court approval of settlements in significant litigation; unusual or unexpected expenses; cash usage; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the Company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Jim Kerrigan
CFO
Lantronix
Tel: 949-453-3990

Brandi Piacente
Investor Relations
The Piacente Group
212-481-2050
brandi@tpg-ir.com

- Tables to Follow -

SELECTED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues (1)	$13,685	$12,246	$51,943	$48,502
Cost of revenues (2)	6,308	5,572	25,276	24,326
Gross profit	7,377	6,674	26,667	24,176
Operating expenses:
Selling, general and adminstrative	5,867	5,711	24,203	24,770
Research and development	1,714	1,307	5,999	6,325
Litigation settlement (recovery) costs	(255)	-	960	-
Amortization of purchased intangible assets	18	2	20	65
Restructuring charge (recovery)	12	-	(17)	-
Total operating expenses	7,356	7,020	31,165	31,160
Income (loss) from operations	21	(346)	(4,498)	(6,984)
Interest income (expense), net	9	(39)	46	(20)
Other income (expense), net	1,378	(175)	1,376	173
Income (loss) before income taxes	1,408	(560)	(3,076)	(6,831)
(Benefit) provision for income taxes	(60)	(11)	(31)	229
Income (loss) from continuing operations	1,468	(549)	(3,045)	(7,060)
Income from discontinued operations	-	-	-	56
Net income (loss)	$1,468	$(549)	$(3,045)	$(7,004)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.02	$(0.01)	$(0.05)	$(0.12)
Income from discontinued operations	-	-	-	-
Basic net income (loss)	$0.02	$(0.01)	$(0.05)	$(0.12)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.02	$(0.01)	$(0.05)	$(0.12)
Income from discontinued operations	-	-	-	-
Diluted net income (loss) per share	$0.02	$(0.01)	$(0.05)	$(0.12)

Basic weighted-average shares	58,883	58,033	58,702	58,202
Diluted weighted-average shares	60,314	58,033	58,702	58,202

(1) Includes net revenues from related party	$340	$240	$1,376	$1,136

(2) Includes amortization of purchased intangible assets	$19	$340	$570	$1,432

SELECTED CONSOLIDATED UNAUDITED BALANCE SHEET DATA
(In thousands)

	June 30,	June 30,
	2006	2005

Cash and cash equivalents	$7,729	$6,690
Marketable securities	88	85
Accounts receivable	3,087	2,897
Inventories, net	8,113	6,828
Goodwill	9,488	9,488
Purchased intangible assets, net	610	559
Total assets	47,815	30,368

Accumulated deficit	(166,450)	(163,082)
Total stockholders' equity	16,778	18,468

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